News Release

FOR IMMEDIATE RELEASE

Contact Information:

Media	Investors
Mike Bazinet	Tom Gelston
Director, Global Communications	Director, Investor Relations
Phone: 203-222-6113	Phone: 203-222-5943
Email: michael.bazinet@terex.com	Email: thomas.gelston@terex.com

TEREX INCREASES STOCK BUYBACK PLAN

WESTPORT, CT, December 17, 2007 -- Terex Corporation (NYSE: TEX) today announced that its Board of Directors has increased and extended its share repurchase program, under which the Company now may purchase an additional $500 million of the Company’s outstanding common shares. This brings the total that may be repurchased under the share repurchase program to $700 million, and extends the program period from its original expiration date of June 30, 2008 through June 30, 2009. Purchases may be made at the Company’s discretion from time to time in open market transactions at prevailing prices or through privately negotiated transactions as conditions permit.

As of today, the Company has purchased approximately $166 million of shares under the repurchase program, as compared to approximately $74 million of shares repurchased as of September 30, 2007.

Ronald M. DeFeo, Chairman and CEO of Terex, stated, “Terex Corporation’s strong financial position and continued favorable business outlook enables us to expand our stock repurchase program. While we continue to seek opportunities to reinvest in our business, both through capital expenditures and acquisitions, we also see the value in investing in our own shares and the attractive return it represents.” Mr. DeFeo added, “We remain committed to enhancing shareholder value and have confidence in the performance and future prospects of Terex.”

Terex Corporation is a diversified global manufacturer with 2006 net sales of $7.6 billion. Terex operates in five business segments: Aerial Work Platforms, Construction, Cranes, Materials Processing & Mining, and Roadbuilding, Utility Products and Other. Terex manufactures a broad range of equipment for use in various industries, including the construction, infrastructure, quarrying, surface mining, shipping, transportation, refining, and utility industries. Terex offers a complete line of financial products and services to assist in the acquisition of Terex equipment through Terex Financial Services. More information on Terex can be found at www.terex.com.

This press release contains forward-looking information based on the current expectations of Terex Corporation. Because forward-looking statements involve risks and uncertainties, actual results could differ materially. Such risks and uncertainties, many of which are beyond the control of Terex, include those factors that are more specifically set forth in the public filings of Terex with the Securities and Exchange Commission. Actual events or the actual future results of Terex may differ materially from any forward looking statement due to those and other risks, uncertainties and significant factors. The forward-looking statements speak only as of the date of this press release. Terex expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement included in this press release to reflect any changes in expectations with regard thereto or any changes in events, conditions, or circumstances on which any such statement is based.

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Terex Corporation

200 Nyala Farm Road, Westport, CT 06880